Exhibit 4.2

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION, IN REASONABLY ACCEPTABLE FORM AND SCOPE, OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS.

CLEARPOINT BUSINESS RESOURCES, INC.

AMENDED AND RESTATED
WARRANT TO PURCHASE SHARES OF COMMON STOCK
(Expires August 31, 2014)

COPY
Warrant No. CV-1A	Shares of Common Stock

FOR VALUE RECEIVED, subject to the provisions set forth below, the undersigned, CLEARPOINT BUSINESS RESOURCES, INC., a Delaware corporation (the “Company”), hereby certifies that ComVest Capital, LLC, a Delaware limited liability company, or its registered assigns (the “Holder”), is entitled to purchase from the Company up to two million two hundred ten thousand eight hundred twenty-five (2,210,825) fully paid and nonassessable shares (the “Warrant Shares”) of the Company’s common stock, $.0001 par value per share (the “Common Shares”), for cash at a price of $.01 per share (the “Exercise Price”) at any time and from time to time from and after the date hereof and until 5:00 p.m. (Eastern time) on August 31, 2014 (the “Expiration Date”) upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Notice of Exercise attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof; provided, however, that at any time when there shall be any continuing Event of Default (other than an “Excluded Event of Default” as defined below) under the Amended and Restated Revolving Credit Agreement dated as of August 14, 2009 by and between ComVest Capital, LLC and the Company (as same may be amended, modified, supplemented and/or restated from time to time, the “Loan Agreement”), and upon five (5) Business Days’ notice to the Company, this Warrant shall then be exercisable for, and the number of Warrant Shares shall in such circumstances be increased to, a number of Common Shares which, when aggregated with all Warrant Shares theretofore acquired by reason of the exercise of this Warrant (and/or any predecessor Warrant), shall constitute fifty-one (51%) percent of the fully diluted common stock of the Company at the time of exercise (calculated after giving pro forma effect to the exercise of all outstanding options, warrants (including this Warrant for the full increased amount hereof) or other rights to acquire common stock of the Company and the conversion or exchange of all outstanding convertible or exchangeable securities, and in such event the Exercise Price for such Warrant Shares shall be $.001 per share.  The Exercise Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.  For purposes hereof, an “Excluded Event of Default” shall mean (i) any Event of Default arising under Section 7.01(a) of the Loan Agreement which does not constitute or result in a Material Adverse Effect (as such term is defined in the Loan Agreement), or (ii) any Event of Default arising under Sections 7.01(e), 7.01(m) or 7.01(n) of the Loan Agreement.

This Warrant is issued pursuant to the Loan Agreement, and expressly supersedes and amends and restates in its entirety the Warrant No. CV-1 issued by the Company to ComVest Capital, LLC pursuant to the Original Agreement (as such term is defined in the Loan Agreement).  The Warrant Shares (including the incremental increase thereof under the preceding paragraph) are entitled to the benefit of the Registration Rights Agreement (as such term is defined in the Loan Agreement); provided, however, that the Warrant Shares issuable pursuant to such incremental increase are only entitled to the benefits of the Registration Rights Agreement upon the occurrence and during the continuance of an Event of Default (other than an Excluded Event of Default).

1.           Exercise of Warrant.

1.1.           Exercise.  Upon exercise of this Warrant, the Exercise Price shall be payable in cash or by check, or at the Holder’s option, by crediting such Exercise Price to any Obligation (as such term is defined in the Loan Agreement) then owing to the Holder under the Loan Agreement or any of the Loan Documents described therein.  This Warrant may be exercised in whole or in part so long as any exercise in part hereof would not involve the issuance of fractional Warrant Shares or the payment of fractional cents, provided that this Warrant may not be exercised in part if the exercise is pursuant to the proviso of the first paragraph of this Warrant.  If exercised in part, the Company shall deliver to the Holder a new Warrant, identical in form to this Warrant, in the name of the Holder, evidencing the right to purchase the number of Warrant Shares as to which this Warrant has not been exercised, which new Warrant shall be signed by an appropriate officer of the Company.  The term “Warrant” as used herein shall include any subsequent Warrant issued as provided herein.

The Company hereby covenants and agrees that it shall not, at any time prior to the Expiration Date or (if sooner) the date on which this Warrant has been fully exercised, without the Holder’s prior written consent in each instance, amend or modify (or permit to be amended or modified) the Company’s Organic Documents (as such term is defined in the Loan Agreement) as in effect on the date of this Warrant in any manner which would, or would reasonably be expected to, (i) constitute or give rise to a Default or Event of Default (as such terms are defined in the Loan Agreement), (ii) impair the rights of the Lender (as such term is defined in the Loan Agreement) under the Loan Agreement or any of the other Loan Documents (as such term is defined in the Loan Agreement), or (iii) impair any of the rights of the Holder under this Warrant (including, without limitation, any amendment which would require the affirmative vote, approval or consent of more than or other than a simple majority of the outstanding Common Shares with respect to any matter submitted or required to be submitted to the stockholders of the Company for approval).

1.2.           Exercise Procedures; Delivery of Certificate.  Upon surrender of this Warrant with a duly executed Notice of Exercise in the form of Annex A attached hereto, together with payment of the Exercise Price for the Warrant Shares purchased, at the Company’s principal executive offices (the “Designated Office”), the Holder shall be entitled to receive a certificate or certificates for the Warrant Shares so purchased.  The Company agrees that the Warrant Shares shall be deemed to have been issued to the Holder as of the close of business on the date on which this Warrant shall have been surrendered together with the Notice of Exercise and payment for such Warrant Shares.

1.3.           Cashless Exercise.  Anything elsewhere contained herein to the contrary notwithstanding, in lieu of payment of the Exercise Price, a Holder may exercise this Warrant, in whole or in part, by presentation and surrender of this Warrant to the Company, together with a Cashless Exercise Form in the form attached hereto as Annex B (or a reasonable facsimile thereof) duly executed (a “Cashless Exercise”).  Such presentation and surrender shall be deemed a waiver of the Holder's obligation to pay all or any portion of the Exercise Price, as the case may be.  In the event of a Cashless Exercise, the Holder shall exchange this Warrant (or the portion thereof being exercised) for that number of Common Shares determined by multiplying the number of Common Shares for which this Warrant is being exercised by a fraction, (a) the numerator of which shall be the difference between (i) the then current market price per Common Share, and (ii) the Exercise Price, and (b) the denominator of which shall be the then current market price per Common Share.  For purposes of any computation under this Section l.3, the then current market price per Common Share at any date shall be deemed to be the average of the daily trading price for the ten (10) consecutive trading days immediately prior to the Cashless Exercise.  If, during such measuring period, there shall occur any event which gives rise to any adjustment of the Exercise Price, then a corresponding adjustment shall be made with respect to the closing prices of the Common Shares for the days prior to the Effective Date of such adjustment event.  As used herein, the term “trading price” on any relevant date means (A) if the Common Shares are listed for trading on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market, the closing sale price (or, if no closing sale price is reported, the last reported sale price) of the Common Shares (regular way), (B) if the Common Shares are not so listed but quotations for the Common Shares are reported on the OTC Bulletin Board, the most recent closing price as reported on the OTC Bulletin Board, or (C) if the Common Shares are not then publicly traded, the fair market price of the Company Shares as determined, in good faith, by the Board of Directors of the Company.

1.4.             Holder’s Put Option.  The provisions of this Section 1.4 shall only be applicable if and when (i) the Common Shares shall not be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) the Company shall have ceased or suspended the filing of periodic reports under the Exchange Act.

(a)           In the event that and at such time as the Company or any of its stockholders enters into a binding agreement with respect to any Sale (as such term is defined in the Loan Agreement) or (if sooner) on that date which is thirty (30) days prior to any payment or required payment in full of the Obligations (as such term is defined in the Loan Agreement), the Company shall, in addition to any notice required under the Loan Agreement, give written notice to the Holder (and/or, if applicable, the holder of the Warrant Shares) setting forth in reasonable detail the circumstances and material terms of the subject Sale agreement or the pendency of such payment (as the case may be).  Subject to and in accordance with the provisions of this Section 1.4, the Holder shall have the right and option (the “Put Option”), exercisable effective at any time upon or after the consummation of such Sale or payment, or upon and after the occurrence and during the continuance of an Event of Default (as such term is defined in the Loan Agreement) or any other event or circumstance which causes, effects or requires any payment in full under the Loan Agreement (such Sale, payment in full, Maturity Date or Event of Default, each a “Triggering Event”), to require the Company to redeem and purchase, for a cash purchase price of $2,000,000 (the “Option Purchase Price”), 50% of this Warrant (equivalent to 50% of the Common Shares that may be issued or have been issued upon the exercise of this Warrant, including but not limited to the Warrant Shares) from the Holder (which term, for purposes of this Section 1.4, shall include each holder of Warrant Shares).

(b)           The Put Option shall be exercisable by the Holder providing a completed Put Option exercise form in the form attached hereto as Annex C (or a reasonable facsimile thereof) duly executed, to the Company at the Designated Office, not less than ten (10) days prior to the Holder’s required date of payment as set forth in such exercise form.  Upon payment of the Option Purchase Price by the Company to the Holder, the Holder shall surrender this Warrant (and/or the certificate(s) representing the subject Warrant Shares, as applicable) to the Company, against delivery to the Holder of a replacement Warrant (and/or certificate(s) representing Warrant Shares, as applicable) representing the portion of this Warrant or the Warrant Shares (as applicable) not purchased by the Company hereunder.

(c)           In the event that any proposed Sale, refinancing or repayment which gave rise to the exercise of the Put Option is abandoned or is not consummated, then such exercise of the Put Option shall be null and void ab initio, and the Put Option shall thereafter be applicable and exercisable in connection with any subsequent proposed Sale or other Triggering Event, in accordance with this Section 1.4.

2.           Transfer; Issuance of Stock Certificates; Restrictive Legends.

2.1.           Transfer.  This Warrant may be transferred in whole (but not in part) by the Holder at any time.  Each transfer of this Warrant and all rights hereunder shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the Designated Office, together with a written assignment of this Warrant in the form of Annex D attached hereto duly executed by the Holder or its agent or attorney.  Upon such surrender and delivery, the Company shall execute and deliver a new Warrant in the name of the assignee or assignees.  A Warrant may be exercised by the new Holder for the purchase of Warrant Shares without having a new Warrant issued.  Prior to due presentment for registration of transfer thereof, the Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company) for all purposes and shall not be affected by any notice to the contrary.  All Warrants issued upon any assignment of this Warrant shall be the valid obligations of the Company, evidencing the same rights and entitled to the same benefits as the Warrant surrendered upon such registration of transfer or exchange.

2.2.           Stock Certificates.  Certificates for the Warrant Shares shall be delivered to the Holder within five (5) business days after the rights represented by this Warrant shall have been exercised pursuant to Section 1, and a new Warrant representing the right to purchase the Common Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such time.  The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder hereof including, without limitation, any documentary, stamp or similar tax that may be payable in respect thereof; provided, however, that the Company shall not be required to pay any income tax to which the Holder hereof may be subject in connection with the issuance of this Warrant or the Warrant Shares.

2.3.           Restrictive Legend. Except as otherwise provided in this Section 2, each certificate for Warrant Shares initially issued upon the exercise of this Warrant and each certificate for Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION IN FORM AND FROM COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

Notwithstanding the foregoing, the legend requirements of this Section 2.3 shall terminate as to any particular Warrant Shares when (i) such Warrant Shares are transferred pursuant to an effective resale registration statement, as contemplated in the Registration Rights Agreement executed by the Company for the benefit of the Holder dated as of June 20, 2008, or (ii) the Company shall have received from the Holder thereof an opinion of counsel in form and substance reasonably acceptable to the Company that such legend is not required in order to ensure compliance with the Securities Act.  Whenever the restrictions imposed by this Section 2.3 shall terminate, the Holder or subsequent transferee, as the case may be, shall be entitled to receive from the Company without cost to such Holder or transferee a certificate for the Warrant Shares without such restrictive legend.

3.           Adjustment of Number of Shares; Exercise Price; Nature of Securities Issuable Upon Exercise of Warrants.

3.1.           Exercise Price; Adjustment of Number of Shares.  The Exercise Price and the number of shares purchasable hereunder shall be subject to adjustment from time to time as hereinafter provided; provided, however, that, notwithstanding the below, in no case shall the Exercise Price be reduced to below the par value per share of the class of stock for which this Warrant is exercisable at such time.

3.2.           Adjustments Upon Distribution, Subdivision or Combination.  If the Company, at any time or from time to time after the issuance of this Warrant, shall (a) make a dividend or distribution on its Common Shares payable in Common Shares, (b) subdivide or reclassify the outstanding Common Shares into a greater number of shares, or (c) combine or reclassify the outstanding Common Shares into a smaller number of shares, the Exercise Price in effect at that time and the number of Warrant Shares into which the Warrant is exercisable at that time shall be proportionately adjusted effective as of the record date for the dividend or distribution or the effective date of the subdivision, combination or reclassification.

3.3.           Adjustment Upon Other Distributions.  If the Company, at any time or from time to time after the issuance of this Warrant, makes a distribution to the holders of Common Shares which is payable in cash, securities of the Company other than Common Shares or any other property, then, in each such event, provision shall be made so that the Holder shall receive upon exercise of this Warrant, in addition to the number of Warrant Shares, the amount of such cash, securities or other property which would have been received if the portion of the Warrant so exercised had been exercised for Warrant Shares on the date of such event, subject to adjustments subsequent to the date of such event with respect to any such distributed securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3 and all other adjustments under this Section 3.

3.4.           Adjustment Upon Merger, Consolidation or Exchange.  If at any time or from time to time after the issuance of this Warrant there occurs any merger, consolidation, arrangement or statutory share exchange of the Company with or into any other person or company, then, in each such event, provision shall be made so that the Holder shall receive upon exercise of this Warrant the kind and amount of shares and other securities and property (including cash) which would have been received upon such merger, consolidation, arrangement or statutory share exchange by the Holder if the portion of this Warrant so exercised had been exercised for Warrant Shares immediately prior to such merger, consolidation, arrangement or statutory share exchange, subject to adjustments for events subsequent to the effective date of such merger, consolidation, arrangement or statutory share exchange with respect to such shares and other securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3 and all other adjustments under this Section 3.

3.5.           Adjustments for Recapitalization or Reclassification.  If, at any time or from time to time after the issuance of this Warrant, the Warrant Shares issuable upon exercise of this Warrant are changed into the same or a different number of securities of any class of the Company, whether by recapitalization, reclassification or otherwise (other than a merger, consolidation, arrangement or statutory share exchange provided for elsewhere in this Section 3), then, in each such event, provision shall be made so that the Holder shall receive upon exercise of this Warrant the kind and amount of securities or other property which would have been received in connection with such recapitalization, reclassification or other change by the Holder if the portion of this Warrant so exercised had been exercised immediately prior to such recapitalization, reclassification or change, subject to adjustments for events subsequent to the effective date of such recapitalization, reclassification or other change with respect to such securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3 and all other adjustments under this Section 3.

3.6           Adjustment Upon Certain Issuances of Common Stock.

(a)           If the Company, at any time or from time to time, issues or sells any Additional Shares of Common Stock (as defined below), other than as provided in the foregoing subsections of this Section 3, for a price per share (which, in the case of options, warrants, convertible securities or other rights, includes the amounts paid therefor plus the exercise price, conversion price or other such amounts payable thereunder) that is less than the Exercise Price then in effect, then and in each such case, the then applicable Exercise Price shall automatically be reduced as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Exercise Price  then in effect by a fraction (i) the numerator of which shall be (A) the number of Common Shares deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of Common Shares which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Exercise Price, and (ii) the denominator of which shall be the number of Common Shares deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued; provided, however, that upon the expiration or other termination of options, warrants or other rights to purchase or acquire Common Shares which triggered any adjustment under this Section 3.6, and upon the expiration or termination of the right to convert or exchange convertible or exchangeable securities (whether by reason of redemption or otherwise) which triggered any adjustment under this Section 3.6, if any thereof shall not have been exercised, converted or exchanged, as applicable, the number of Common Shares deemed to be outstanding pursuant to this Section 3.6(a) shall be reduced by the number of shares as to which options, warrants, and rights to purchase or acquire Common Shares shall have expired or terminated unexercised, and as to which conversion or exchange rights shall have expired or terminated unexercised, and such number of shares shall no longer be deemed to be outstanding; and the Exercise Price then in effect shall forthwith be readjusted and thereafter be the price that it would have been had adjustment been made on the basis of the issuance only of the Common Shares actually issued.  For purposes of the preceding sentence, the number of Common Shares deemed to be outstanding as of a given date shall be the sum of (x) the number of Common Shares actually outstanding, (y) the number of Common Shares for which this Warrant could be exercised on the day immediately preceding the given date, and (z) the number of Common Shares which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.  “Additional Shares of Common Stock” shall mean all Common Shares, and all options, warrants, convertible securities or other rights to purchase or acquire Common Shares, issued by the Company other than (i) Common Shares issued pursuant to the exercise of options, warrants or convertible securities outstanding on June 20, 2008 (including, without limitation, this Warrant), or hereafter issued from time to time pursuant to and in accordance with the Company’s 2006 Long-Term Incentive Plan and any other stock purchase or stock option plans or other compensatory arrangement approved by the Company’s Board of Directors in each case as in effect on June 20, 2008, and (ii) Common Shares and/or options, warrants or other Common Share purchase rights for up to an aggregate of 150,000 Common Shares (such number to be subject to adjustment in accordance with Section 3.2 above), where such options, warrants or other rights are issued both (A) with exercise prices per Common Share at or above the then-current fair market value of a Common Share, as determined in good faith by the Board of Directors of the Company or the Compensation Committee thereof, and (B) to employees, officers or directors of, or consultants to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Company’s Board of Directors or the Compensation Committee thereof, and by the Company’s stockholders.

(b)           In the event that the exercise price, conversion price, purchase price or other price at which Common Shares are purchasable pursuant to any options, warrants, convertible securities or other rights to purchase or acquire Common Shares is reduced at any time or from time to time (other than under or by reason of provisions designed to protect against dilution), then, upon such reduction becoming effective, the Exercise Price then in effect hereunder shall forthwith be decreased to such Exercise Price as would have been obtained had the adjustments made and required under this Section 3.6 upon the issuance of such options, warrants, convertible securities or other rights been made upon the basis of (and the total consideration received therefor) (i) the issuance of the number of Common Shares theretofore actually delivered upon the exercise, conversion or exchange of such options, warrants, convertible securities or other rights, (ii) the issuance of all of the Common Shares and all other options, warrants, convertible securities and other rights to purchase or acquire Common Shares issued after the issuance of the modified options, warrants, convertible securities or other rights, and (iii) the original issuance at the time of the reduction of any such options, warrants, convertible securities or other rights then still outstanding.

(c)           In no event shall an adjustment under this Section 3.6 (other than pursuant to the proviso in Section 3.6(a)) be made if it would result in an increase in the then applicable Exercise Price.

3.7.           Certificate of Adjustment.  Whenever the Exercise Price and/or the number of Warrant Shares receivable upon exercise of this Warrant is adjusted, the Company shall promptly deliver to the Holder a certificate of adjustment, setting forth the Exercise Price and/or Warrant Shares issuable after adjustment, a brief statement of the facts requiring the adjustment and the computation by which the adjustment was made.  The certificate of adjustment shall be prima facie evidence of the correctness of the adjustment.

3.8.           Successive Adjustments.  The provisions of this Section 3 shall be applicable successively to each event described herein which may occur subsequent to the issuance of this Warrant and prior to the exercise in full of this Warrant.

3.9.           No Impairment. The Company will not, by amendment of its incorporation documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder.  Without limitation of the foregoing, the Company shall not take any action which would cause the par value of the Common Shares to exceed the then-effective Exercise Price.

4.           Registration; Exchange and Replacement of Warrant; Reservation of Shares.  The Company shall keep at the Designated Office a register in which the Company shall provide for the registration, transfer and exchange of this Warrant.  The Company shall not at any time, except upon the dissolution, liquidation or winding-up of the Company, close such register so as to result in preventing or delaying the exercise or transfer of this Warrant.

The Company may deem and treat the person in whose name this Warrant is registered as the Holder and owner hereof for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration or transfer as provided in this Section 4.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and (in case of loss, theft or destruction) of the Holder’s indemnity in form satisfactory to the Company, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will (in the absence of notice to the Company that the Warrant has been acquired by a bona fide purchaser) make and deliver a new Warrant of like tenor in lieu of this Warrant, without requiring the posting of any bond or the giving of any security.

The Company shall at all times reserve and keep available out of its authorized shares of capital stock, solely for the purpose of issuance upon the exercise of this Warrant, such number of Common Shares as shall be issuable upon the exercise hereof.  The Company covenants and agrees that, upon exercise of this Warrant and payment of the Exercise Price therefor, if applicable, all Warrant Shares issuable upon such exercise shall be duly and validly authorized and issued, fully paid and nonassessable.

5.           Investment Representations.  The Holder, by accepting this Warrant, covenants and agrees that, at the time of exercise of this Warrant, if the Warrant Shares shall not then be the subject of an effective registration statement under the Act, the securities acquired by the Holder upon exercise hereof are for the account of the Holder or are being acquired for its own account for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at such time) of offering and distributing such securities (or any portion thereof), except in compliance with applicable federal and state securities laws.

6.           Fractional Warrants and Fractional Shares.  If the number of Warrant Shares purchasable upon the exercise of this Warrant is adjusted pursuant to Section 3 hereof, the Company shall nevertheless not be required to issue fractions of shares upon exercise of this Warrant or otherwise, or to distribute certificates that evidence fractional shares.  With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of a Common Share (determined in accordance with the last sentence of Section 1.3 above).

7.           Warrant Holders Not Deemed Stockholders.  No Holder of this Warrant shall, as such, be entitled to vote or to receive dividends (except to the extent provided in Section 3.2 above) or be deemed the holder of Warrant Shares that may at any time be issuable upon exercise of this Warrant, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or subscription rights, until such Holder shall have exercised this Warrant and been issued Warrant Shares or deemed to have been issued Warrant Shares in accordance with the provisions hereof.  No provision hereof, in the absence of affirmative action by the Holder to purchase Common Shares or other securities hereunder, and no mere enumeration herein of the rights of the rights or privileges of the Holder hereunder, shall give rise to any liability of such Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by any creditors of the Company.

8.           Notices.  Any notice which is required to be given by this Warrant must be in writing, and shall be given or served, unless otherwise expressly provided herein, by depositing the same in the United States Mail, postpaid and certified and addressed to the party to be notified, with return receipt requested, or by delivering the same by courier or in person to such party (or, if the party or parties to be notified be incorporated, to an officer of such party).  Notice deposited in the mail, postpaid and certified with return receipt requested, shall be deemed received and effective upon the deposit in a proper United States depository.  Notice given in any other manner shall be effective only if and when received by the party to be notified.  For the purposes of notice, the addresses of the parties for the receipt of notice hereunder are:

If to the Company:
ClearPoint Business Resources, Inc. 1600 Manor Drive, Suite 110 Chalfont, Pennsylvania 18914 Attention: Chief Executive Officer Telephone: (215) 997-7710

with a copy to:
ClearPoint Business Resources, Inc. 1600 Manor Drive, Suite 110 Chalfont, Pennsylvania 18914 Attention: General Counsel Telephone: (215) 997-7710

If to the Holder:
ComVest Capital, LLC CityPlace Center 525 Okeechobee Blvd., Suite 1050 West Palm Beach, Florida 33401 Attention: Chief Financial Officer Telephone: (561) 727-2000

Any party shall have the right from time to time, and at any time, to change its address for the receipt of notice by giving at least five (5) days’ prior written notice of the change of its address to the other parties in the manner specified herein.

9.           Successors.  All the covenants, agreements, representations and warranties contained in this Warrant shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors, assigns and transferees.

10.           Law Governing.  THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.           Entire Agreement; Amendments and Waivers.  This Warrant, together with the Registration Rights Agreement of even date herewith executed by the Company for the benefit of the Holder, sets forth the entire understanding of the parties with respect to the subject matter hereof.  The failure of any party to seek redress for the violation or to insist upon the strict performance of any term of this Warrant shall not constitute a waiver of such term and such party shall be entitled to enforce such term without regard to such forbearance.  This Warrant may be amended, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived, only if the Company has obtained the written consent or written waiver of the Holder, and then such consent or waiver shall be effective only in the specific instance and for the specific purpose for which given.

12.           Severability; Headings.  If any term of this Warrant as applied to any person or to any circumstance is prohibited, void, invalid or unenforceable in any jurisdiction, such term shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without in any way affecting any other term of this Warrant or affecting the validity or enforceability of this Warrant or of such provision in any other jurisdiction.  The Section headings in this Warrant have been inserted for purposes of convenience only and shall have no substantive effect.

13.           Tag-Along Rights.  In the event that, at any time or from time to time (whether before or after the exercise or expiration of this Warrant), there shall be proposed any sale of a majority of the outstanding Company Shares (counting any convertible stock on an “as converted” basis into common stock), the Company shall or shall cause the subject stockholders of the Company to give written notice of such proposed transaction not less than twenty-five (25) days prior to the proposed closing date of such sale, which notice shall set forth the name, address, telephone number and principal line of business of the proposed transferee(s), the material terms and conditions of the proposed sale, and a copy of any relevant writings between the proposed purchaser(s) and the selling stockholder(s).  In addition to the Put Option (if not previously exercised), the Holder shall have the right, exercisable upon written notice to the selling stockholder(s) given not less than ten (10) days prior to the proposed date for consummation of the sale (as set forth in the notice to the Holder described in this Section 13), to elect to participate in such transaction and sell to the proposed purchaser(s) a portion of the Warrant Shares equal, on a percentage basis, to the percentage of the selling stockholder(s)’ Company Shares included in the proposed transaction, provided that the Holder shall not be required to make any representations or warranties or provide any indemnification to the purchaser(s) other than with respect to the Holder’s unencumbered ownership of the Warrant Shares); and otherwise, the terms and conditions of the Holder’s sale of Warrant Shares shall be equivalent, on a per share basis, to the terms and conditions under which the selling stockholder(s) sells its or their Company Shares.  In the event of any material modification of the terms and conditions of any proposed sale described in this Section 13, the Company shall or shall cause the subject stockholder(s) to give written notice thereof to the Holder, and the Holder shall have ten (10) days after receipt of such notice to determine whether to participate in or withdraw from the modified sale.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the ____ day of August, 2009.

CLEARPOINT BUSINESS RESOURCES, INC.

By:
Name:
Title:

ANNEX A

NOTICE OF EXERCISE

(To be executed upon partial or full

exercise of the within Warrant)

The undersigned hereby irrevocably elects to exercise the right to purchase [__________ Common Shares of ClearPoint Business Resources, Inc. covered by the within Warrant] [a number of Common Shares which, when aggregated with all Common Shares previously acquired by reason of the exercise of the within Warrant and all predecessor warrants,  constitute 51% of the fully diluted common stock of the Company] according to the conditions hereof and herewith makes payment of the Exercise Price of such shares in full in the amount of $______________.

By:
(Signature of Registered Holder)

Dated:

ANNEX B

CASHLESS EXERCISE FORM

(To be executed upon partial or full
exercise of Warrants pursuant to Section 1.3 of the Warrant)

The undersigned hereby irrevocably elects to surrender ____________ Common Shares of ClearPoint Business Resources, Inc. purchasable under the Warrant for _________ Common Shares issuable in exchange therefor pursuant to the Cashless Exercise provisions of the within Warrant, as provided for in Section 1.3 of such Warrant.

Please issue a certificate or certificates for such Common Shares in the name of, and pay cash for fractional shares in the name of:

(Please print name, address, and social security number/tax identification number:)

and, if said number of Common Shares shall not be all the Common Shares purchasable thereunder, that a new Warrant for the balance remaining of the Common Shares purchasable under the within Warrant be registered in the name of the undersigned Holder or its transferee as below indicated and delivered to the address stated below.

Dated:

Name of Warrant Holder
or transferee:
(Please print)

Address:

Signature:

NOTICE:	The signature on this form must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

ANNEX C

PUT OPTION EXERCISE FORM

(To be executed upon exercise of a Put Option
pursuant to Section 1.4 of the Warrant)

The undersigned hereby irrevocably elects to require ClearPoint Business Resources, Inc. to purchase 50% of the Warrant No. CV-1A for a cash price of $2,000,000 pursuant to the Put Option provisions of the within Warrant, as provided for in Section 1.4 of such Warrant.

Not later than ____________, please send cash in the amount of the applicable Option Purchase Price by wire transfer of immediately available funds to:

(Please print name, address, and social security number/tax identification number:)

Wire transfer instructions:

(insert wire instructions)

Dated:

Name of Warrant Holder
or transferee:
(Please print)

Address:

Signature:

NOTICE:	The signature on this form must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

ANNEX D

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of Common Shares set forth below:

Name and Address of Assignee	No. of Common Shares

and does hereby irrevocably constitute and appoint _______________________ attorney-in-fact to register such transfer onto the books of ClearPoint Business Resources, Inc. maintained for the purpose, with full power of substitution in the premises.

Dated:	Print Name:

Signature:

Witness:

NOTICE:	The signature on this assignment must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.